                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                   New York State Electric & Gas Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                        R.R. Donnelley Financial
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

Notes:

                   NEW YORK STATE ELECTRIC & GAS CORPORATION
                             BINGHAMTON, NEW YORK

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 10, 1996

                               ----------------

To the Holders of Common Stock of
New York State Electric & Gas Corporation:

  You are cordially invited to attend the Annual Meeting of Stockholders of New York State Electric & Gas Corporation which will be held at the HERITAGE COUNTRY CLUB & CONFERENCE CENTER, 4301 WATSON BOULEVARD, JOHNSON CITY, BROOME COUNTY, NEW YORK, on May 10, 1996 at 10:30 A.M. (Eastern Daylight Saving
Time). For the convenience of our stockholders, we will begin registration at 9:00 A.M., after which refreshments will be available in the Heritage Room. The meeting is being held for the following purposes:

  (1) To elect three directors to serve in Class III for a term expiring at the 1999 Annual Meeting and to elect one director to serve in Class I for a term expiring at the 1997 Annual Meeting;

  (2)To consider and act upon two stockholder proposals;

and for the transaction of any other business properly brought before the meeting or any adjournment thereof.

  Holders of record of Common Stock at the close of business on March 21, 1996 will be entitled to notice of and to vote at the meeting.

  Whether or not you expect to be present at the Annual Meeting, the Board of Directors requests you to mark, sign and date the accompanying form of proxy and return it in the enclosed envelope. The proxy is revocable by you at any time before the exercise thereof, and the giving of such proxy will not affect your right to vote in person, if you attend the Annual Meeting.

                      By Order of the Board of Directors,

                                                 James A. Carrigg
                                                 Chairman, President and
                                                 Chief Executive Officer

                                                 Daniel W. Farley
                                                 Vice President and Secretary

Dated: March 29, 1996

  Please mark, sign and date the enclosed proxy and return it in the envelope enclosed for your convenience.

                                PROXY STATEMENT

                        ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 10, 1996

                               ----------------

  This statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of New York State Electric & Gas Corporation, to be used at the Annual Meeting of Stockholders of the Corporation to be held on May 10, 1996 at the Heritage Country Club & Conference Center, 4301 Watson Boulevard, Johnson City, Broome County, New York. This statement and the form of proxy were first mailed to holders of Common Stock on or about March 29, 1996. The mailing address of the Corporation's principal executive office is P. O. Box 3607, Binghamton, NY 13902-3607.

ANNUAL REPORT

  An Annual Report to Stockholders for the year ended December 31, 1995, including consolidated financial statements, has been mailed to all stockholders of record. The Annual Report is not a part of this Proxy Statement.

OUTSTANDING VOTING SECURITIES OF THE CORPORATION

  The close of business on March 21, 1996 has been fixed as the date for determining the holders of Common Stock entitled to vote at the meeting.

  As of March 21, 1996, the Corporation had outstanding 71,502,827 shares of Common Stock. Holders of Common Stock have cumulative voting rights for the election of directors and one vote per share for all other purposes. Cumulative voting means that the total number of votes which a stockholder may cast for the election of directors shall equal the number of directors to be elected multiplied by the number of shares held, and the stockholder may cast all of such votes for a single nominee for director or may distribute them among all or several nominees, as the stockholder sees fit.

COMMON STOCK REPRESENTED BY YOUR PROXY

  The proxy represents the number of shares registered in your name as well as the number of whole shares credited to your account under the Corporation's Dividend Reinvestment and Stock Purchase Plan. If you are an employee of the Corporation and participate in the Tax Deferred Savings Plans, the proxy constitutes an instruction for the trustee of such Plans to vote the whole shares in your account in such Plans in the manner specified on the proxy. If you are an employee of the Corporation and participate in the Tax Reduction Act Employee Stock Ownership Plan, the proxy constitutes an instruction to vote all your shares in such Plan in the manner specified on the proxy.

ELECTION OF DIRECTORS

  The Board of Directors of the Corporation presently consists of twelve directors divided into three classes, as nearly equal in number as possible. One class of directors is elected at each annual meeting of stockholders for a term expiring at the third succeeding annual meeting of stockholders. In addition to electing three directors to serve in Class III, one director will also be elected to serve in Class I.

  The nominees for election at this Annual Meeting to serve as directors in Class III for a term expiring at the 1999 Annual Meeting of Stockholders and thereafter until their successors shall be elected and shall qualify are:
Alison P. Casarett, Joseph J. Castiglia, and John M. Keeler. Alison P. Casarett and John M. Keeler were elected to Class III at the 1993 Annual Meeting of Stockholders for a term expiring at the 1996 Annual Meeting of Stockholders. Joseph J. Castiglia was elected a director of the Corporation effective for the November 1995 meeting of the Board of Directors to serve until the 1996 Annual Meeting of Stockholders. Lois B. DeFleur is the nominee for election at this Annual Meeting to serve as a director in Class I for a term expiring at the 1997 Annual Meeting of Stockholders and thereafter until her successor shall be elected and shall qualify. Dr. DeFleur was elected a director of the Corporation effective for the October 1995 meeting of the Board of Directors to serve until the 1996 Annual Meeting of Stockholders. Robert A. Plane, who served on the Board of Directors for 13 years, retired as a director of the Corporation in October 1995. David R. Newcomb, who served on the Board of Directors for 17 years, is not standing for re-election because he has reached the mandatory retirement age for directors.

  Unless otherwise specified on the proxy, shares represented by proxies in the accompanying form received on behalf of the Board of Directors will be voted for the election of Alison P. Casarett, Joseph J. Castiglia, Lois B. DeFleur, and John M. Keeler. Proxy holders reserve the right to exercise cumulative voting rights and to cast the votes at the meeting in such manner, and for such lesser number of said nominees, as they may deem best, in order, so far as possible, to secure the election of said nominees. While it is not anticipated that any of the nominees will be unable to qualify or accept office, if one or more should be unable to do so, the proxy holders reserve the right to vote for any substitute nominee or nominees designated by the Board of Directors. The four nominees receiving the highest number of affirmative votes cast by stockholders entitled to vote shall be elected to serve as directors. Abstentions and broker non-votes are voted neither "for" nor "against" and have no effect on the vote.

  During 1995, there were eleven meetings of the Board of Directors. All of the directors attended 75% or more of the total number of meetings of the Board of Directors and the Committees of the Board on which they served.

  The following sets forth information for each nominee for election at this Annual Meeting and for each director continuing in office.

                                        CLASS III
                     DIRECTORS NOMINATED FOR TERMS EXPIRING IN 1999


                     ALISON P. CASARETT

                     Dean Emeritus, Cornell University, Ithaca, NY. Emeritus Professor of Radiation Biology, New York State College of Veterinary Medicine, Cornell University. Dr. Casarett was
    [PHOTO] Special Assistant to the President of Cornell University from August 1, 1993 to June 30, 1995. Prior to that time, Dr. Casarett was the Dean of The Graduate School at Cornell University. Dr. Casarett, 65, has been a director of the Corporation since 1979.

                     JOSEPH J. CASTIGLIA

                     Former Vice Chairman, President and Chief Executive Officer of Pratt & Lambert United, Inc., Buffalo, NY. Chairman, Buffalo Branch of the Federal Reserve Bank of New York, Buffalo, NY; Chairman, Buffalo Alliance for Education, Buffalo, NY. Director of: Business Council of New York State, Albany, NY; Blue Cross & Blue Shield of Western New York, Inc., Buffalo, NY; Vision Group of Funds and Vision Fiduciary Funds, Inc., Buffalo, NY; Sevenson Environmental Services, Inc., Niagara Falls, NY;
   [PHOTO] AAA Western and Central New York Automobile Association, Buffalo, NY; Greater Buffalo Partnership, Buffalo, NY; and Trustee, Sisters of Charity Hospital, Buffalo, NY. Mr. Castiglia was Vice Chairman, President and Chief Executive Officer of Pratt & Lambert United, Inc. from February 1989 until his retirement in January 1996. Mr. Castiglia, 61, has been a director of the Corporation since 1995.

                     JOHN M. KEELER

                     Managing Partner, Hinman, Howard & Kattell(/1/), Binghamton, NY; attorneys at law. Director of Security Mutual Life Insurance Company of New York, Binghamton, NY; Past Chairman, The Harpur Forum of Binghamton
    [PHOTO] University Foundation, Binghamton, NY; Past President of Broome County Bar Association, Binghamton, NY; Past President of Broome County United Way. Mr. Keeler, 62, has been a director of the Corporation since 1989.



                                        CLASS I
                     DIRECTOR NOMINATED FOR TERM EXPIRING IN 1997

                     LOIS B. DEFLEUR

                     President of the State University of New York at Binghamton, Binghamton, NY. Chairperson of the National Association of State Universities and Land Grant Colleges, Washington, DC. Director of: American Council
     [PHOTO] on Education, Washington, DC; Consortium of Social Science Associations, Washington, DC; University Industry Public Partnership for Economic Growth (UnIPEG), Binghamton, NY; Roberson Museum and Science Center, Binghamton, NY; WSKG Public Television and Radio, Binghamton, NY; Partnership 2000 Executive Committee, Vestal, NY; Director's Advisory Council, M & T Bank-- Southern Division, Endicott and Ithaca, NY; and Trustee, United Health Services Foundation, Binghamton, NY. Dr. DeFleur, 59, has been President of the State University of New York at Binghamton since 1990, and has been a director of the Corporation since 1995.

                                    CLASS I
                     DIRECTORS WHOSE TERMS EXPIRE IN 1997


                     EVERETT A. GILMOUR

                     Chairman of the Board, The National Bank and Trust Company of Norwich, Norwich, NY and N.B.T. Bancorp, Inc., Norwich, NY. Director of: Preferred Mutual Insurance
    [PHOTO] Company, New Berlin, NY; Deposit Telephone Company, Deposit, NY; Norwich Aero Products Corporation, Norwich, NY; and Delaware Otsego Corporation, Cooperstown, NY. Mr. Gilmour, 74, has been a director of the Corporation since 1980.

                     ALLEN E. KINTIGH

                     Former President and Chief Operating Officer of the Corporation, Binghamton, NY. President, Royal Equipment, Inc., Vestal, NY. Former President and Director of
    [PHOTO] Somerset Railroad Corporation, a wholly-owned subsidiary of the Corporation. Mr. Kintigh was President and Chief Operating Officer of the Corporation from May 13, 1988 to December 31, 1990. Mr. Kintigh was Executive Vice President of the Corporation from December 1, 1987 to May 13, 1988. Prior to that time, Mr. Kintigh was Senior Vice President-Generation of the Corporation. Mr. Kintigh, 71, has been a director of the Corporation since 1987.

                     ALTON G. MARSHALL

                     President of Alton G. Marshall Associates, Inc., New York, NY, a real estate investment corporation. Director of EQK Partners, Atlanta, GA. Independent General Partner
    [PHOTO] of Equitable Capital Partners and Equitable Capital Partners (Retirement Fund), New York, NY; Trustee of Hudson River Trust, New York, NY; and Governor of The Real Estate Board of New York, Inc., New York, NY. From March 1984 to December 31, 1990, Mr. Marshall was Chairman and Chief Executive Officer of Lincoln Savings Bank, FSB, Brooklyn, NY. Mr. Marshall, 74, has been a director of the Corporation since 1971.

                                   CLASS II
                     DIRECTORS WHOSE TERMS EXPIRE IN 1998


                     JAMES A. CARRIGG

                     Chairman, President and Chief Executive Officer of the Corporation, Binghamton, NY. Director and Past President of Empire State Electric Energy Research Corporation, New York, NY; Chairman, Board of Trustees of Broome Community College, Binghamton, NY; Chairman, United MedManagement, Inc., Binghamton, NY; Vice-Chairman, United Health
      [PHOTO]        Services Hospitals, Inc., Binghamton, NY. Director of:
                     Business Council of New York State, Albany, NY; Security Mutual Life Insurance Company of New York, Binghamton, NY; Home Mutual Insurance Company, Binghamton, NY; Utilities Mutual Insurance Company, New York, NY; First Empire State Corporation, Buffalo, NY; New York Business Development Corporation, Albany, NY; United Health Services, Inc., Binghamton, NY; and Chairman, Director's Advisory Council, M & T Bank--Southern Division, Endicott and Ithaca, NY. Mr. Carrigg has been Chairman, President and Chief Executive Officer of the Corporation since January 1, 1991. He was Chairman and Chief Executive Officer of the Corporation from May 13, 1988 to December 31, 1990. Prior to that time, Mr. Carrigg was President and Chief Operating Officer of the Corporation. Mr. Carrigg, 62, has been a director of the Corporation since 1983.

                     PAUL L. GIOIA

                     Partner, LeBoeuf, Lamb, Greene & MacRae(/2/), Albany, NY; attorneys at law. Director of Berkshire Gas Company, Pittsfield, MA. Mr. Gioia was a Senior Vice President of First Albany Corporation from May 1, 1987 to October 31,
      [PHOTO] 1993. Prior to that time, Mr. Gioia served as a member and was Chairman of the Public Service Commission of the State of New York and also served as a member of the New York State Energy Research and Development Authority. Mr. Gioia, 53, has been a director of the Corporation since 1991.

                     BEN E. LYNCH

                     President of Winchester Optical Company, Elmira, NY. Past Chairman of Arnot-Ogden Medical Center, Elmira, NY; Past
      [PHOTO] President of Horseheads Board of Education, Horseheads, NY. Mr. Lynch, 58, has been President of Winchester Optical Company since 1965, and has been a director of the Corporation since 1987.

                     CHARLES W. STUART

                     Chairman and Chief Executive Officer of C. W. Stuart & Co. Inc., Newark, NY; interstate trucking concern. Former
    [PHOTO]          Chairman of the Board, C. H. Stuart, Inc., Newark, NY;
                     diversified business, manufacturer of jewelry. Mr. Stuart, 70, has been a director of the Corporation since 1971.

--------
(1) The law firm of which Mr. Keeler is a member provided legal services to the Corporation in 1995 and is expected to provide legal services to the Corporation in 1996.

(2) The law firm of which Mr. Gioia is a member provided legal services to the Corporation in 1995 and is expected to provide legal services to the Corporation in 1996.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table indicates the amount and percentage of equity securities of the Corporation beneficially owned by each person known to the Corporation to be the owner of more than 5% of the Corporation's equity securities.

      NAME AND ADDRESS OF           COMMON STOCK    PERCENT
      BENEFICIAL OWNER           BENEFICIALLY OWNED OF CLASS
      -------------------        ------------------ --------
      Franklin Resources, Inc.*      4,746,570        6.6%
      777 Mariners Island Blvd.
      San Mateo, CA 94404

--------
* Based on an amendment to Schedule 13G filed with the Securities and Exchange Commission for the period ended December 31, 1995. The shares were acquired in the ordinary course of business and not for the purpose of changing or influencing the control of the Corporation. Franklin Resources, Inc., a mutual fund investment company, has sole voting power and shared disposition power with respect to all of the shares.

  The following table indicates the number of shares of equity securities of the Corporation beneficially owned by each director and nominee, each of the executive officers named in the Summary Compensation Table included elsewhere herein, and by the 22 current executive officers and directors as a group and the percent of the outstanding securities so owned.

                                                       COMMON STOCK
                                                    BENEFICIALLY OWNED PERCENT
    NAME                                            FEBRUARY 14, 1996  OF CLASS
    ----                                            ------------------ --------
    James A. Carrigg ..............................       12,404           *
    Alison P. Casarett ............................          464           *
    Joseph J. Castiglia ...........................        1,000           *
    Lois B. DeFleur ...............................          300           *
    Richard P. Fagan** ............................        4,371           *
    Michael I. German .............................        2,091           *
    Everett A. Gilmour ............................        2,619           *
    Paul L. Gioia .................................        1,858           *
    John M. Keeler ................................          938           *
    Allen E. Kintigh ..............................          980           *
    Ben E. Lynch ..................................        1,165           *
    Alton G. Marshall .............................          200           *
    David R. Newcomb ..............................        3,408           *
    Gerald E. Putman ..............................        3,306           *
    Jack H. Roskoz ................................        5,459           *
    Charles W. Stuart .............................          400           *
    22 current executive officers and directors as
     a group ......................................       59,738***        *

--------
    * Less than 1/5 of 1% of the outstanding Common Stock.

   ** Mr. Fagan's stock ownership is reported as of February 1, 1996, the effective date of his retirement.

  *** Includes 3,625 shares held by an officer as nominee for the Employees' Stock Purchase Plan.

SECTION 16 COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation's directors and executive officers, and persons holding ten percent or more of the Corporation's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission
(SEC) and the New York Stock Exchange. Such reporting persons are also required to provide the Corporation with copies of all Section 16(a) forms they file. Specific due dates for these reports have been established by SEC regulations. Based solely on its review of the copies of the reports received by it and certain written representations from certain reporting persons, the Corporation believes that during 1995 all filing requirements were satisfied by its directors and executive officers.

EXECUTIVE COMPENSATION

  Compensation for services to the Corporation for each of the last three fiscal years of the chief executive officer and the next four highest compensated executive officers of the Corporation who served in such capacities on December 31, 1995, is shown by the following:

                          SUMMARY COMPENSATION TABLE

                                    ANNUAL COMPENSATION
                              -------------------------------
NAME AND PRINCIPAL                              OTHER ANNUAL     ALL OTHER
POSITION                 YEAR  SALARY   BONUS  COMPENSATION(1) COMPENSATION(2)
------------------       ---- -------- ------- --------------  --------------
James A. Carrigg........ 1995 $472,048 $46,147    $     0          $2,490
 Chairman, President and 1994  438,000       0      3,040           2,490
 Chief Executive Officer 1993  413,123       0          0           2,429
Jack H. Roskoz.......... 1995  298,000  27,864          0           2,310
 Executive Vice Presi-
  dent                   1994  259,250       0      1,392           2,310
                         1993  251,000       0          0           2,249
Michael I. German (3)... 1995  207,500  20,891     53,076               0
 Senior Vice President   1994   15,256       0          0               0
                         1993        0       0          0               0
Richard P. Fagan (4).... 1995  198,500  18,801          0           2,042
 Senior Vice President   1994  196,725       0        411           2,310
                         1993  191,400       0          0           2,249
Gerald E. Putman........ 1995  173,300  18,801          0           2,670
 Senior Vice President   1994  134,875       0          0           2,310
                         1993  125,833       0          0           2,010

--------
(1) In 1995, the Corporation made payments of $30,165 to Mr. German to reimburse him for moving expenses associated with his relocation related to his employment with the Corporation. The Corporation also made a payment of $22,911 to Mr. German under the Corporation's relocation program which provides a relocation incentive to eligible employees for the independent sale of an employee's former home.

(2) In 1995, the Corporation contributed for Messrs. Carrigg, Roskoz, Fagan, and Putman, $2,310, $2,310, $2,042, and $2,310, respectively, under the Tax Deferred Savings Plan. The Corporation has contributed for Messrs. Carrigg and Putman, $180 and $360, respectively, under the Employees' Stock Purchase Plan.

(3) Compensation data for Mr. German is provided only for 1995 and a portion of 1994 because he was employed by the Corporation commencing December 5, 1994.

(4) Mr. Fagan retired effective February 1, 1996.

  The following table sets forth the maximum retirement benefits payable to executive officers who retire at age 60 or later, in specified compensation and years of service classifications, pursuant to the Corporation's Retirement Benefit Plan and the Corporation's Supplemental Executive Retirement Plan as they presently exist, and assuming no optional payment form is elected. The amounts listed below reflect the deduction for Social Security benefits. There are no other offset amounts.

                              PENSION PLAN TABLE

AVERAGE                                YEARS OF SERVICE
 ANNUAL         --------------------------------------------------------------
 SALARY*            10       15       20       25       30       35      40**
--------         -------- -------- -------- -------- -------- -------- --------
$650,000........ $292,100 $326,300 $360,400 $394,500 $428,600 $462,800 $496,900
 600,000........  268,500  300,000  331,500  363,000  394,500  426,000  457,500
 550,000........  244,900  273,800  302,600  331,500  360,400  389,300  418,100
 500,000........  221,300  247,500  273,800  300,000  326,300  352,500  378,800
 450,000........  197,600  221,300  244,900  268,500  292,100  315,800  339,400
 400,000........  174,000  195,000  216,000  237,000  258,000  279,000  300,000
 350,000........  150,400  168,800  187,100  205,500  223,900  242,300  260,600
 300,000........  126,800  142,500  158,300  174,000  189,800  205,500  221,300
 250,000........  103,100  116,300  129,400  142,500  155,600  168,800  181,900
 200,000........   79,500   90,000  100,500  111,000  121,500  132,000  142,500
 150,000........   55,900   63,800   71,600   79,500   87,400   95,300  103,100
 100,000........   32,300   37,500   42,800   48,000   53,300   58,500   63,800

--------
 * Average of the salaries (not including amounts listed under "Bonus", "Other Annual Compensation", and "All Other Compensation" in the Summary Compensation Table) for the five highest paid consecutive years during the last ten years of employment service. The average of the highest three years of salary within the last ten years of employment for the Supplemental Executive Retirement Plan was assumed to be 5% higher than each salary shown.

** Maximum years of employment service for Retirement Benefit Plan and Supplemental Executive Retirement Plan purposes.

  The Corporation's Retirement Benefit Plan provides retirement benefits for its hourly and salaried employees, including executive officers, based on length of service and the average for the five highest paid consecutive years during the last ten years of employment service. The Retirement Benefit Plan is non-contributory and is funded under a trust arrangement and an insurance contract. Amounts paid into the Retirement Benefit Plan are computed on an actuarial basis. The Retirement Benefit Plan provides for normal or early retirement benefits.

  The Corporation's Supplemental Executive Retirement Plan provides that all salaried employees, including executive officers, shall receive the full benefits of the Corporation's Retirement Benefit Plan without regard to any limitations imposed by the federal tax law and by including certain amounts deferred under the Corporation's Deferred Compensation Plan for Salaried Employees. In addition, it provides that officers and certain other key employees, who have at least ten years of service, who have served in key capacities for at least five years and who retire at age 60 or later, shall receive a total retirement benefit (including benefits under the Retirement

Benefit Plan and Social Security), based on years of service, of up to 75% of the average of their highest three years of salary within the last ten years of employment with the Corporation.

  Mr. German has an agreement with the Corporation which provides that, for the purposes of the Retirement Benefit Plan and the Supplemental Executive Retirement Plan, respectively, he will be credited with two years of service for each year actually worked at the Corporation for the first five years of employment, provided that he is employed by the Corporation for at least five years. Mr. German was employed by the Corporation commencing December 5, 1994.

  Messrs. Carrigg, Roskoz, German, Fagan, and Putman have 37, 33, 2, 24, and 25 credited years of service, respectively, under the Retirement Benefit Plan and Supplemental Executive Retirement Plan.

EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

  The Corporation has entered into an agreement with Mr. Carrigg which provides for his employment as Chairman, President and Chief Executive Officer of the Corporation for a term ending on December 31, 1997, with automatic one-year extensions unless either Mr. Carrigg or the Corporation gives notice that the agreement is not to be extended. The agreement was unanimously approved by the Board of Directors and provides for a base salary, currently $500,000 subject to increase by the Board of Directors, and for Mr. Carrigg's continued eligibility for participation in the Corporation's other compensation and benefit plans. The agreement also provides that in the event of the termination of Mr. Carrigg's employment by the Corporation without cause (as defined in the agreement) prior to a change in control (as defined in the agreement) of the Corporation, Mr. Carrigg will receive a lump sum amount equal to the present value of the aggregate base salary otherwise payable to Mr. Carrigg through the end of the term of the agreement. However, if within two years following a change in control, or, if longer, within the two-year period following consummation of a merger or consolidation, Mr. Carrigg's employment is terminated either by the Corporation without cause or by Mr. Carrigg for good reason, Mr. Carrigg will instead receive a lump-sum payment equal to two times the sum of (i) his then-annual base salary and (ii) the higher of the award he received pursuant to the Corporation's Annual Executive Incentive Plan (AEIP) or predecessor plan, the Annual Executive Incentive Compensation Plan (AEICP), as the case may be, in the fiscal year preceding the date of termination or the average amount so paid in the three fiscal years preceding the year in which the change in control occurs. In the event of such termination, Mr. Carrigg will also be entitled to continuation of his life, disability, accident and health insurance benefits for a period of twenty-four months and shall receive an amount equal to all earned but unpaid awards under the AEIP and a pro rata portion of any award under the AEIP with respect to the year in which the termination occurs, calculated by assuming that the target performance goals for such year have been met; provided, however, that there shall be no duplication of payments made pursuant to the agreement and the AEIP. Also, in the event of such termination, Mr. Carrigg will be given an additional two years of age and service credit under the Supplemental Executive Retirement Plan. Termination of employment by Mr. Carrigg for good reason means Mr. Carrigg's termination of his own employment following, among other things, a reduction in his compensation or benefits, a diminution of his duties or responsibilities or the assignment to him of duties inconsistent with his position. In the event Mr. Carrigg's employment is terminated for cause, Mr. Carrigg is entitled to receive only amounts earned through the date of termination. The agreement also provides for payments in the event of the termination of Mr. Carrigg's employment due to disability.

  The Corporation has entered into severance agreements with Messrs. Roskoz, German and Putman in order to provide for certain payments if within two years following a change in control or, if longer, within the two-year period following consummation of a merger or consolidation, the individual's employment is terminated either by the Corporation without cause or by the individual for good reason. The severance agreements have terms ending on December 31, 1997, with automatic one-year extensions unless either the individual or the Corporation gives notice that the agreement is not to be extended. The agreements were unanimously approved by the Board of Directors. The benefits consist of a lump-sum severance payment equal to one and one-half times the sum of (i) the individual's then-annual base salary, and (ii) the higher of the award the individual received pursuant to the AEIP or the AEICP, as the case may be, in the fiscal year preceding the date of termination or the average amount so paid in the three fiscal years preceding the year in which the change in control occurs. In the event of such termination, the individual will be entitled to continuation of his life, disability, accident and health insurance benefits for a period of eighteen months and shall also receive an amount equal to all earned but unpaid awards under the AEIP and a pro rata portion of any award under the AEIP with respect to the year in which the termination occurs, calculated by assuming that the target performance goals for such year have been met; provided, however, that there shall be no duplication of payments made pursuant to the agreement and the AEIP. Also, in the event of such termination, the individual will receive outplacement counseling and shall be given an additional one and one-half years of age and service credit under the Supplemental Executive Retirement Plan.

  In the event of a change in control (as defined in the AEIP), the Corporation will pay participants in the AEIP, including executive officers, an amount which includes all earned but unpaid awards, and a pro rata portion of any award with respect to the year in which the change in control occurs, calculated by assuming that the target performance goals for such year have been met.

  In the event of a change in control (as defined in the Long Term Executive Incentive Share Plan), the Corporation will pay participants in the Long Term Executive Incentive Share Plan, including executive officers, an amount which includes all earned but unpaid awards and awards with respect to all then existing three-year performance cycles, based on the Corporation's achieving certain three-year average total stockholder returns as compared to the top 100 utilities by revenue.

  After a change in control (as defined in the Supplemental Executive Retirement Plan), officers and certain other key employees, who have at least ten years of service, who have served in key capacities for at least five years, and whose employment is terminated at age 55 or later, other than for cause (as defined in the Supplemental Executive Retirement Plan), shall receive a total retirement benefit (including benefits under the Retirement Benefit Plan and Social Security), based on years of service, of up to 75% of the average of their highest three years of salary during the last ten years of employment with the Corporation. However, in the case of termination prior to age 60, such total retirement benefit will be determined by applying the same reduction in benefits as is applied to benefits upon retirement prior to age 60 under the Retirement Benefit Plan.

DIRECTORS' COMPENSATION

  Directors of the Corporation, other than officers, receive an annual retainer of $18,000, plus $700 for each directors' meeting attended. Members of the Executive Committee, other than officers, receive compensation of $1,500 annually. Members of committees, including the Executive Committee, other than officers, receive $600 for each committee meeting attended, except that if the committee meeting is held on the same day and at the same location as a directors' meeting, the fee is $500. If a directors' meeting or committee meeting is held by means of a conference telephone, the fee is $250. The Chairperson of each standing committee receives additional compensation of $1,000 for serving as Chairperson of such committee. Under the terms of the Corporation's Deferred Compensation Plan for Directors, directors can elect to defer a portion or all of their compensation. Such deferred compensation, together with interest thereon, is payable in a lump sum or over a period of years following retirement as a director.

  The Corporation has a Retirement Plan for Directors (Plan) pursuant to which eligible directors of the Corporation qualify for annual retirement benefits. The Corporation amended the Plan in January 1996 to provide that the Plan not provide retirement benefits to any person first elected a director after December 31, 1995. An eligible director who serves on the Board of Directors for a minimum of five years qualifies for annual retirement benefits equal to 50% of the highest annual retainer in effect for that director during the period of the director's service on the Board of Directors. An eligible director with ten years or more of service on the Board of Directors qualifies for annual retirement benefits equal to 100% of the highest annual retainer in effect for that director during the period of the director's service on the Board of Directors, while an eligible director with between five and ten years of service qualifies for pro rated amounts. Under the Plan, retirement benefit payments generally commence upon the later of the eligible director's attaining age 65 or retirement from the Board of Directors. The Plan provides for the payment of annual retirement benefits to continue for a period equal to the greater of the eligible director's life or ten years. Eligible directors elected prior to the effective date of the Plan will have their prior service as directors included in establishing their eligibility and the amount of their retirement benefits. An eligible director who is also an officer of the Corporation would qualify for retirement benefits only if the director serves as a director after the director ceases to be an officer or served as a director before election as an officer. In either case, the director's service as a director while also an officer will be included in establishing the amount of the director's retirement benefits.

  The Corporation is planning to review later in 1996, with the assistance of outside consultants, its policy regarding director compensation.

COMMITTEES

  The Corporation's Board of Directors has an Audit Committee, a Nominating Committee, and an Executive Compensation and Succession Committee.

  The Audit Committee, which consists of Ben E. Lynch, Chairman, Joseph J. Castiglia, Paul L. Gioia, and John M. Keeler, had four meetings in 1995. Alison P. Casarett has been designated as an alternate member of the Audit Committee and serves in the absence of any regular member. The Audit Committee recommends the appointment of the independent accountants and reviews with them the audit plan and results of the audit. It also meets with the independent accountants, internal auditor, and management to discuss the adequacy of the Corporation's system of internal controls and financial reporting, and meets with the internal auditor to discuss the results of completed internal audits.

  The Nominating Committee, which consists of Alton G. Marshall, Chairman, Alison P. Casarett, Everett A. Gilmour, and David R. Newcomb, had two meetings in 1995. The Nominating Committee is responsible for recommending candidates to fill vacancies on the Board of Directors. The Committee makes recommendations to the Board of Directors regarding criteria for nomination as a candidate to the Board of Directors. Stockholders wishing to recommend candidates for consideration by the Nominating Committee should submit to the Secretary of the Corporation the name, a statement of qualifications and the written consent of the candidate. Recommendations will be brought to the attention of the Nominating Committee.

  The Executive Compensation and Succession Committee, which consists of Everett A. Gilmour, Chairman, Alison P. Casarett, Ben E. Lynch, Alton G. Marshall, and David R. Newcomb, had five meetings in 1995. That Committee, among other things, recommends compensation for officers, awards under the Annual Executive Incentive Plan, and candidates for election as officers.

REPORT OF EXECUTIVE COMPENSATION AND SUCCESSION COMMITTEE ON EXECUTIVE COMPENSATION

  The Executive Compensation and Succession Committee reviews the compensation levels of members of management, evaluates the performance of management, and considers management succession and related matters. In addition, the Committee administers the Corporation's incentive plans, which include an annual incentive plan and a long-term incentive plan.

  The compensation policy of the Committee is that executive compensation, including compensation of the Chief Executive Officer, should consist of base salary and annual and long-term incentive compensation and that executive compensation, including compensation of the Chief Executive Officer, should be structured to support the Corporation's overall objective of enhancing stockholder value by attracting, motivating and retaining the talented executives needed to manage and build the Corporation's business.

  In determining base salaries for 1995 for executive officers, including the Chief Executive Officer, the Committee considered its policy that, in general, executive officers of the Corporation, including the Chief Executive Officer, should be compensated at competitive levels to attract, motivate and retain talented executives. To that end, the Committee reviewed certain compensation data from New York State combination electric and gas utilities, fourteen comparably-sized utility companies and several comparably-sized general industry companies located in or near the Corporation's service area, as well as a 1994 salary and data survey of New York State utility chief executive officers and a 1995 Edison Electric Institute Executive Compensation survey in order to assist in its decision-making. Some of these utility companies and comparably-sized general industry companies are included in the comparison indices in the Stock Performance Graph included elsewhere herein.

  The Committee also considered the following factors subjectively in determining base salaries for executive officers, including the Chief Executive Officer: the individual's effectiveness in leading or helping the Corporation to plan for changes in the competitive, rapidly changing utility industry through the development of a strategic plan, the individual's responsibilities, the depth of the individual's experience and the individual's job performance, the Corporation's financial results for 1994, the continued strengthening of the Corporation's financial condition and the increase in its financial flexibility, the change in the Corporation's dividend policy, the change in the Corporation's securities ratings by Standard & Poor's and Moody's, the performance of the Corporation's Common Stock compared to certain other utilities' common stock, the streamlining of the field organization and continuing cost-cutting measures to meet competition, the efficiency and reliability of the Corporation's generating system, the service the Corporation provides to its customers, the establishment of a Customer Service Business Unit, the development of flexible rates for both existing and new load, the efforts to reduce the cost of unnecessary and uneconomical electricity from non-utility generators, whether certain rewards or penalties were earned or imposed under the three-year rate settlement agreement with the PSC, the performance of the gas business under FERC Order 636, the acquisition of Xenergy and the Corporation's other diversification efforts, and the agreement with the International Brotherhood of Electric Workers. The Committee also reviewed the Corporation's performance with respect to the Annual Executive Incentive Compensation Plan and the Performance Share Plan, as well as certain portions of the report of Williams, Thacher & Rand for the Public Service Commission of the State of New York
(PSC) on the Executive Compensation Study of New York State Utilities. With respect to Mr. Carrigg's base salary for 1995, the Committee also considered Mr. Carrigg's employment agreement and the new three-year electric rate settlement agreement with the PSC.

  Taking into consideration all of the above factors, together with the policy of the Committee that executive officers of the Corporation, including the Chief Executive Officer, should be compensated at competitive levels, the Committee targeted base salary at approximately the median level for the comparably-sized utility company group, subject to adjustment depending on the individual's performance. The 1995 base salaries for the named executive officers, including Mr. Carrigg, were approximately at such median level.

  In order to further ensure the achievement of a link between corporate performance and executive compensation, the Corporation had an Annual Executive Incentive Compensation Plan (AEICP) pursuant to which executive officers and other members of the executive team of the Corporation qualified for cash incentive awards if goals which created benefits for stockholders and customers of the Corporation were achieved during the year. Performance goals were established each year on a corporate level. The AEICP was amended in 1995 to provide that earning incentive awards under the AEICP for 1995 depended on the weighted cumulative performance of four performance goals. The individual performance of each of the four performance goals could contribute either positively or negatively to an award calculation and an award could be earned if only some of the performance goals were met. The four performance goals related to total shareholder return, customer service, electric retail sales and natural gas deliveries, and total controllable expenditures, with total shareholder return carrying the most weight and electric retail sales and natural gas deliveries carrying the least weight. The total shareholder return, customer service and total controllable expenditures goals were met for 1995 and thus awards were made under the AEICP to certain persons, including James A. Carrigg, Jack H. Roskoz, Michael I. German, Richard P. Fagan, and Gerald E. Putman based on a percentage, ranging from 5.7% to 11.4% of a participant's salary grade midpoint. Individual incentive awards were approved by the Board of Directors after review and recommendation by the Committee. Effective as of January 1, 1996, the Corporation adopted, with the assistance of outside consultants, a new Annual Executive Incentive Plan which provides for awards based on two performance measures--earnings available for common stock and customer service goals.

  While attaining established corporate goals is an important component of earning incentive awards, the Committee believes that compensation should also be based upon the Corporation's performance as compared to the performance of a group of companies in the same industry. Thus, the Corporation had a Performance Share Plan (Plan) pursuant to which executive and other officers of the Corporation qualified for cash incentive awards if certain long-term performance measures of the Corporation involving the Corporation's rank within the top 100 utilities by revenue were achieved. No cash payments were made under the Plan since its inception on January 1, 1991. Under the Plan, certain amounts of Performance Shares were granted to participants depending upon their position. Performance Shares granted earned dividend equivalents in the form of additional Performance Shares. If the average of the Corporation's rankings with respect to market-to-book ratio of the Corporation's Common Stock and with respect to the three-year average total shareholder return of the Corporation, in both cases compared to the top 100 utilities by revenue, met or exceeded a certain level, cash payments representing the value of a portion of the Performance Shares granted would have been made to participants. The Plan provided that achievement of: an average ranking of 50th to 41st would have resulted in a cash payment representing 10% of the Performance Shares granted; an average ranking of 40th to 31st would have resulted in a cash payment representing an additional 20% of the Performance Shares granted; an average ranking of 30th to 21st would have resulted in a cash payment representing an additional 30% of the Performance Shares granted; and an average ranking of at least 20th would have resulted in a cash payment representing the remaining 40% of the Performance Shares granted. The value of the Performance Shares was measured by reference to the average of the daily closing prices of a share of the Corporation's Common Stock for twenty consecutive trading days immediately preceding the date the Corporation's average ranking was calculated. Effective as of January 1, 1996, the Corporation adopted, with the assistance of outside consultants, a new Long Term Executive Incentive Share Plan which provides for awards based on the Corporation's achievement of certain three-year average total shareholder returns compared to the top 100 utilities by revenues.

                            Executive Compensation and Succession
                             Committee

                            Everett A. Gilmour, Chairman      Alton G.Marshall
                            Alison P. Casarett                David R. Newcomb
                            Ben E. Lynch

STOCK PERFORMANCE GRAPH

  The yearly change in the cumulative total stockholder return on the Corporation's Common Stock during the five years ending December 31, 1995, compared with the cumulative total return on the Standard & Poor's Utilities Index and Standard & Poor's 500 Index, assuming $100 was invested on December 31, 1990, and assuming reinvestment of dividends, is shown by the following:

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
     NEW YORK STATE ELECTRIC & GAS CORPORATION, S&P UTILITIES, AND S&P 500


                             [CHART APPEARS HERE]

                                               12/31/90    12/31/91    12/31/92   12/31/93    12/31/94    12/31/95
                                               --------    --------    --------   --------    --------    --------
New York State Electric & Gas Corp. ........   $100.00     $120.97     $145.92    $147.20     $ 98.53     $142.82
Standard & Poor's Utilities.................   $100.00     $114.62     $123.89    $141.79     $130.52     $185.37
Standard & Poor's 500.......................   $100.00     $130.47     $140.41    $154.56     $156.60     $215.46

INDEPENDENT ACCOUNTANTS

  The Corporation has appointed Coopers & Lybrand L.L.P., a firm of independent certified public accountants, as auditors for the year 1996. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the meeting and will have an opportunity to make a statement if they desire to do so. They will also be available to answer questions that may be asked by stockholders. From time to time Coopers & Lybrand L.L.P. performs certain management advisory services for the Corporation.

STOCKHOLDER PROPOSALS

  The affirmative vote of the holders of a majority of the votes cast at the meeting by stockholders entitled to vote is required to adopt either of the following stockholder proposals. Abstentions and broker non-votes are voted neither "for" nor "against" and have no effect on the vote in connection with each of the proposals. If your proxy is signed and returned without specifying a choice, the shares will be voted as recommended by the Board of Directors.

                         STOCKHOLDER PROPOSAL NUMBER 1

  Mr. William Steiner, 4 Radcliff Drive, Great Neck, New York, 11024, who is the beneficial owner of 800 shares of the Corporation's Common Stock has advised the Corporation that he intends to present the following proposal at the Annual Meeting of Stockholders:

  "RESOLVED, that the stockholders of the Company request that the Board of Directors take the necessary steps, in accordance with state law, to declassify the Board of Directors so that all directors are elected annually, such declassification to be effected in a manner that does not affect the unexpired terms of directors previously elected."

The following statement was submitted by the proponent in support of the proposal:

  "The election of directors is the primary avenue for stockholders to influence corporate governance policies and to hold management accountable for its implementation of those policies. I believe that the classification of the Board of Directors, which results in only a portion of the Board being elected annually, is not in the best interests of the Company and its stockholders.

  The Board of Directors of the Company is divided into three classes serving staggered three-year terms. I believe that the Company's classified Board of Directors maintains the incumbency of the current Board and therefore of current management, which in turn limits management's accountability to stockholders.

  The elimination of the Company's classified Board would require each new director to stand for election annually and allow stockholders an opportunity to register their views on the performance of the Board collectively and each director individually. I believe this is one of the best methods available to stockholders to insure that the Company will be managed in a manner that is in the best interests of the stockholders.

  I am a founding member of the Investors Rights Association of America and I believe that concerns expressed by companies with classified boards that the annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by stockholders, are unfounded. In my view, in the unlikely event that stockholders vote to replace all directors, this decision would express dissatisfaction with the incumbent directors and reflect the need for change.

  I URGE YOUR SUPPORT, VOTE FOR THIS RESOLUTION."

                         BOARD OF DIRECTORS' POSITION

  The Board of Directors recommends a vote AGAINST adoption of stockholder proposal number 1 for the following reasons:

  This proposal seeks to reverse the action taken by the Corporation's stockholders at the 1987 Annual Meeting at which the stockholders approved the institution of a classified board. The Board of Directors believes that the reasons supporting a classified board are as valid today as they were in 1987.

  A classified board helps the Board of Directors to maintain stability and continuity in the management of the Corporation's business and affairs since the majority of directors at any given time will have experience with the business operations of the Corporation. This stability and continuity encourages more effective long-term strategic planning. In addition, a classified board reduces the possibility of a sudden change in majority control of the Board of Directors. In the event of a hostile takeover attempt, the fact that approximately two thirds of the directors have terms of more than one year would encourage any person seeking control of the Corporation to initiate such action through arm's-length negotiations with management and the Board of Directors, who are in a position to negotiate a transaction that is most favorable to the Corporation's stockholders. The Board of Directors believes that although a classified board enhances the ability to negotiate favorable terms with the proponent of an unsolicited offer, it does not necessarily discourage takeover offers.

  The Board of Directors believes that a classified board continues to benefit the Corporation and its stockholders and those with whom the Corporation does business by permitting all who rely on the stability and continuity of corporate policy to continue to do so. At the same time, annual elections, in which approximately one third of the board is elected each year, offer stockholders the opportunity to have a voice in corporate decision-making while maintaining the basic integrity of corporate policy year to year.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF STOCKHOLDER
                                         -------
PROPOSAL NUMBER 1.

                         STOCKHOLDER PROPOSAL NUMBER 2

  Mr. and Mrs. Edward Rudy, Box 7077, Yorkville Station, New York, New York, 10128, who are the record holders of 2,084 shares of the Corporation's Common Stock have advised the Corporation that they intend to present the following proposal at the Annual Meeting of Stockholders:

  "RESOLVED: That the stockholders of New York State Electric & Gas Corporation, assembled in annual meeting in person and by proxy, hereby request that the Board of Directors take the steps necessary to provide for an immediate reduction in stipends, fees, salaries, stock options, and/or other remuneration being paid to members of the Board of Directors, including NYSEG officers and executives who also serve as directors, to the exact percentage reduction which has been approved by the Board of Directors for dividends payable to the shareholders of the corporation and, furthermore, said reduction shall not be restored nor payments to all NYSEG directors increased except in the exact same percentages as are approved for future increases in shareholder common stock dividends. Included are any new dividend restorations or increases proposed and approved by the Board of Directors prior to the approval of this shareholders' proposal by the shareholder-owners of NYSEG."

  The following statement was submitted by the proponents in support of the proposal:

  "The shareholder-voters of NYSEG showed very strong support for this proposal when it was originally presented at the 1995 annual meeting. Shareholders who are the owners of New York State Electric & Gas Corporation are the only investors in a major utility who have been subjected to two large dividend reductions in less than a decade.

  The most recent dividend reduction, of 36.37%, carried the explanation, by NYSEG Chairman, President and C.E.O. James Carrigg, on behalf of the NYSEG Board of Directors, that 'we understand the importance of the dividend. While difficult, this action is a crucial step in positioning NYSEG for a competitive environment.'

  We believe that the Board of Directors should fully participate with the non-director shareholder owners in this 'crucial step' which NYSEG management and the Board of Directors determined was necessary. We do not believe that shareholder dividends which are relied upon as investment income by investors should be slashed ....... while the salaries, concurrent pensions and other payments to the current NYSEG Board of Directors remain intact . . . and may be increased.

  It will require a 57.14% increase in the dividend rate for restoration only to the level prior to the last dividend cut. We believe that the members of the Board of Directors may look more favorably upon restoring the dividend rate because, with the approval of this resolution, the directors will benefit equally with the shareholder owners.

  If you agree, please mark your ballot in favor of this resolution; otherwise it is automatically cast in opposition to this shareholder proposal, unless you have indicated that you wish to abstain from voting on this proposal."

                         BOARD OF DIRECTORS' POSITION

  The Board of Directors recommends a vote AGAINST adoption of stockholder proposal number 2 for the following reasons:

  A nearly identical proposal was presented at the 1995 Annual Meeting of Stockholders by Mr. and Mrs. Rudy and was defeated by the votes of the Corporation's stockholders.

  The proposal calls for the immediate reduction of all forms of compensation paid to directors by the same percentage as the Common Stock dividend was reduced and would tie director compensation to the level of the Common Stock dividend. The intent, as stated in the supporting statement, is to ensure that the directors "fully participate with the non-director shareholder owners" in the decision to reduce the dividend. Although the proponents are attempting to link director compensation to the level of the Common Stock dividend, and thus, tie director compensation to stockholder interests, the use of only the dividend level as the linking factor would not ensure that director compensation is properly tied to stockholder interests. Linking director compensation to the level of dividends implies that the latter is the most important measure in establishing director compensation whereas, to the contrary, the Corporation considers many factors in establishing director compensation. The Board of Directors continues to believe that no single short-term result, whether it be stock price or dividend level or whether favorable or unfavorable, should determine the level of director compensation, because in making decisions it considers the best interests of the Corporation and its stockholders over both the long-term and the short-term. The long-term achievement of increased stockholder value requires more than merely tying director compensation to a single short-term factor such as the level of dividends. Under the proposal, all factors other than dividends would be irrelevant in determining compensation paid to directors.

  The Board of Directors continues to believe that it is in the best interest of the stockholders to attract and retain the most highly qualified individuals as directors. To do this, it is important to pay directors fees which are competitive with fees paid by other comparably-sized utility and general industry companies. This is particularly critical now as the Corporation plans for changes in the competitive, rapidly changing utility industry. The proponent's resolution, if adopted, would not provide the Board of Directors with the necessary flexibility in attracting and retaining the most highly qualified individuals as directors. Such a restriction on flexibility would make it extremely difficult for the Corporation to attract qualified directors, particularly in a market where other comparably-sized utility and general industry companies have no such restriction.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF STOCKHOLDER PROPOSAL NUMBER 2.

DEADLINE FOR STOCKHOLDER PROPOSALS

  The date by which proposals of stockholders intended to be presented at the 1997 Annual Meeting must be received by the Corporation for inclusion in the proxy statement and form of proxy relating to that meeting is November 29, 1996. Such proposals should be sent to the Secretary of the Corporation at P.O. Box 3200, Ithaca, NY 14852-3200.

OTHER MATTERS

  The Board of Directors does not know of any other matters of business to be presented for action at the meeting. However, the enclosed form of proxy will confer discretionary authority for the transacting of any such other and further business if properly brought before the meeting or any adjournment thereof. If any such business is so brought before the meeting, the persons named in the enclosed form of proxy, or their substitutes, will vote according to their discretion.

  The proxy is revocable by you at any time before the exercise thereof, and the giving of such proxy will not affect your right to vote in person, should you later find it convenient to attend the meeting.

  State law requires the Corporation to inform stockholders of the initiation or renewal of insurance indemnifying itself and its officers and directors. The Corporation's Pension Trust Liability Insurance, which is carried with Federal Insurance Company, covering the Corporation and its directors and those officers considered fiduciaries under the Employee Retirement Income Security Act of 1974, has been renewed for one year beginning October 1, 1995 at a premium of $68,495.

COST OF SOLICITATION

  The accompanying proxy is solicited on behalf of the Board of Directors. The cost of this solicitation, including reimbursement of charges of brokerage houses and others for their expenses in forwarding proxy materials to beneficial owners of stock, will be paid by the Corporation. In addition, directors, officers, and employees of the Corporation may solicit proxies by telephone, telegram or in person, without additional compensation.

                                            By Order of the Board of
                                            Directors,

                                            Daniel W. Farley
                                            Vice President and Secretary

Dated: March 29, 1996

                     (Map of Annual Meeting Location Here)

                                     PROXY


                   NEW YORK STATE ELECTRIC & GAS CORPORATION
                      PO BOX 3200, ITHACA, NY  14852-3200

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints J.A. Carrigg, J.H. Roskoz, and D.W. Farley, or any one or more of them, with power of substitution, proxies of the undersigned, to vote, as specified, and in their discretion with respect to any other business properly brought before the meeting, all shares of stock of New York State Electric & Gas Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of said Corporation to be held on May 10, 1996, and at any adjournment thereof.

   The Board Of Directors Recommends a vote "FOR" all nominees in Proposal 1

(1) Election of Directors

[ ] FOR all nominees listed below (except as written to the contrary on the line provided below)

[ ] WITHOLD AUTHORITY to vote for all nominees

           A.P. CASARETT, J.J. CASTIGLIA, L.B. DEFLEUR, J.M. KEELER

    Instruction: To withold authority to vote for any individual nominee, print that nominee's name on the line provided below.


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                 (THIS PROXY IS CONTINUED ON THE REVERSE SIDE)
                  (PLEASE SIGN AND DATE ON THE REVERSE SIDE)
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 The Board of Directors Recommends a vote "AGAINST" Proposal 2 and Proposal 3

(2) The stockholder proposal relating to the elimination of a classified Board of Directors.

    [ ] FOR       [ ] AGAINST        [ ] ABSTAIN


(3) The stockholder proposal relating to a percentage reduction in director remuneration based on a dividend reduction.

    [ ] FOR       [ ] AGAINST        [ ] ABSTAIN

The shares represented by this Proxy will be voted as specified. If no specification is made, this Proxy will be voted FOR all the nominees and AGAINST proposals (2) and (3).


Dated ______________________________, 1996

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__________________________________________
            (Signatures/s)

(Joint owners each must sign. When signing as attorney, trustee, administrator, executor or guardian, please give your full title as such.)